Exhibit 99.1

Cognex Reports Fourth Quarter and Full Year 2019 Financial Results

NATICK, Mass.--(BUSINESS WIRE)--February 13, 2020--Cognex Corporation (NASDAQ: CGNX) today reported financial results for 2019. Table 1 below shows selected financial data for Q4-19 compared with Q4-18 and Q3-19, and the year ended December 31, 2019 compared with the year ended December 31, 2018. Notably, Cognex recorded discrete tax items in Q4-19 that together resulted in a tax benefit of $61 million, or $0.35 per share.

Table 1 (Dollars in thousands, except per share amounts)
	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q4-19	$169,769	$80,327	$0.46	$0.11
Prior year’s quarter: Q4-18	$193,286	$45,418	$0.26	$0.26
Change: Q4-18 to Q4-19	(12%)	77%	77%	(58%)
Prior quarter: Q3-19	$183,325	$41,685	$0.24	$0.23
Change: Q3-19 to Q4-19	(7%)	93%	92%	(52%)
Yearly Comparisons
Year ended December 31, 2019	$725,625	$203,865	$1.16	$0.78
Year ended December 31, 2018	$806,338	$219,267	$1.24	$1.13
Change: 2018 to 2019	(10%)	(7%)	(6%)	(31%)
*Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Our fourth-quarter and full-year results reflect the serious challenges we faced in 2019 due to the deterioration of business conditions in the industrial markets that Cognex serves,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “Given the strong long-term potential we see for Cognex, it is frustrating to report a decline in both revenue and profitability.”

“Difficult comparisons notwithstanding, we made major progress in 2019,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue from specific areas that we have been prioritizing is growing nicely, and the scope of applications our technology can address continues to broaden. There is a lot to be positive about for Cognex and machine vision.”

Summary of the Year

Cognex revenue and profitability declined in 2019 due to delayed and reduced spending by customers in the company’s two largest markets (consumer electronics and automotive) amid weaker general manufacturing confidence and heightened uncertainty around global trade. Partially offsetting the shortfall was growth in logistics, a market that is in the early stages of adopting machine vision. Also, revenue nearly doubled from deep learning, an emerging technology that is expanding the boundaries of what machine vision can do. Following market acceptance of its deep learning techniques, Cognex further advanced its leadership in this area with the acquisition in Q4-19 of Korea-based deep learning developer Sualab Co., Ltd. (Sualab). Together with logistics, Cognex expects deep learning will be a major contributor to the company’s growth in the coming decade.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2019

  Revenue decreased by 12% from Q4-18 and 7% from Q3-19. As expected, revenue declined year-on-year in logistics, as a result of a major customer delaying delivery of large orders for new sites until 2020, and due to lower revenue from both the consumer electronics and automotive industries. Revenue declined on a sequential basis due to the seasonal timing of revenue from consumer electronics.
  Gross margin was 74% for Q4-19 compared with 73% for Q4-18 and 74% for Q3-19.
  Research, Development & Engineering (RD&E) expenses increased by 15% from Q4-18 and 17% from Q3-19. The increase in RD&E, both year-on-year and sequentially, reflects incremental costs associated with the company’s recent acquisition of Sualab and application engineering resources that were previously focused on large deployments in consumer electronics.
  Selling, General & Administrative (SG&A) expenses increased by 12% from Q4-18 and 15% from Q3-19. SG&A increased, both year-on-year and sequentially, due to investments that improved and broadened the company’s sales channel, including incremental costs associated with Sualab, as well as higher stock-option and related expenses. Higher sales commissions also contributed to the sequential increase.
  The effective tax rate was (250)% in Q4-19, 7% in Q4-18, and 12% in Q3-19. Excluding discrete tax adjustments, the tax rate was 18%, 8%, and 16%, respectively (tax adjustments are summarized in Exhibit 2). Notably, Cognex recorded discrete tax items in Q4-19 that together resulted in a tax benefit of $61 million. The two largest components were a discrete tax benefit of $88 million related to changes to the company’s corporate tax structure due to legislation enacted by the European Union, and a discrete tax expense of $29 million to move acquired intellectual property from Korea to certain other company subsidiaries.

Balance Sheet Highlights – December 31, 2019

  Cognex’s financial position as of December 31, 2019 continued to be strong, with $845 million in cash and investments and no debt. In 2019, Cognex generated $253 million in cash from operations and $65 million from the exercise of stock options. The company paid $171 million at closing on October 16, 2019 to purchase Sualab. Cognex also spent $62 million to repurchase its common stock and paid $35 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock, subject to market conditions and other relevant factors.

Financial Outlook – Q1 2020

  Revenue for Q1-20 is expected to be between $155 million and $170 million. This range represents a decline from both Q4-19 and Q1-19 primarily due to continued weakness in automotive and the estimated impact of the coronavirus outbreak. The decrease is expected to be partially offset by growth in logistics.
  Gross margin is expected to be in the mid-70% range, similar to the gross margin reported for Q4-19.
  Cognex expects operating expenses in Q1-20 to be relatively flat with Q4-19 and to increase by approximately 10% over Q1-19. The year-on-year increase is expected as a result of the company resetting its annual incentive compensation plans for 2020 and for incremental costs associated with the company’s acquisition of Sualab. Together, these items are expected to increase operating expenses for the full year of 2020 by approximately $25 million, assuming the company’s financial results are as planned.
  The effective tax rate is expected to be 19% before discrete tax items compared to 16% in 2019. The increase is a result of changes to the company’s corporate tax structure due to legislation enacted by the European Union. In addition, Cognex expects that more of the company’s profits in 2020 will be earned and taxed in higher-tax jurisdictions.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EST today and will be available until 11:59 p.m. EST on Sunday, February 16, 2020. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13697697.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 2 million image-based products, representing over $7 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market conditions and trends, future financial performance, customer order rates and the timing of related revenue, expected areas of growth, emerging markets, future product mix, research and development activities, investments, strategic plans, expected benefits from acquisitions, dividends, stock repurchases, and tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy, including the imposition of tariffs or export controls and the impact of the coronavirus outbreak; (2) the loss of, or curtailment of purchases by, a large customer; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate the logistics industry and other new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses, including the recent acquisition of Sualab; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts
	Three-months Ended			Twelve-months Ended
	December 31, 2019	September 29, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Revenue	$169,769	$183,325	$193,286	$725,625	$806,338
Cost of revenue (1)	44,871	47,632	52,825	189,754	206,052
Gross margin	124,898	135,693	140,461	535,871	600,286
Percentage of revenue	74%	74%	73%	74%	74%
Research, development, and engineering expenses (1)	32,991	28,115	28,781	119,427	116,445
Percentage of revenue	19%	15%	15%	16%	14%
Selling, general, and administrative expenses (1)	74,300	64,486	66,433	273,842	262,699
Percentage of revenue	44%	35%	34%	38%	33%
Operating income	17,607	43,092	45,247	142,602	221,142
Percentage of revenue	10%	24%	23%	20%	27%
Foreign currency gain (loss)	894	(1,295)	(356)	(509)	(1,064)
Investment and other income	4,420	5,570	3,858	20,901	14,496
Income before income tax expense	22,921	47,367	48,749	162,994	234,574
Income tax expense (benefit)	(57,406)	5,682	3,331	(40,871)	15,307
Net income	$80,327	$41,685	$45,418	$203,865	$219,267
Percentage of revenue	47%	23%	23%	28%	27%

Net income per weighted-average common and common-equivalent share:
Basic	$0.47	$0.24	$0.26	$1.19	$1.27
Diluted	$0.46	$0.24	$0.26	$1.16	$1.24

Weighted-average common and common-equivalent shares outstanding:
Basic	171,607	170,744	171,501	171,194	172,333
Diluted	175,500	174,449	175,527	175,269	177,406

Cash dividends per common share	$0.055	$0.050	$0.050	$0.205	$0.185
Cash and investments per common share	$4.90	$5.37	$4.67	$4.90	$4.67
Book value per common share	$7.86	$7.25	$6.65	$7.86	$6.65

(1) Amounts include stock option expense, as follows:
Cost of revenue	$390	$334	$549	$1,504	$2,447
Research, development, and engineering	4,115	3,616	3,412	15,748	14,578
Selling, general, and administrative	7,642	6,244	5,790	28,337	24,065
Total stock option expense	$12,147	$10,194	$9,751	$45,589	$41,090

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts
	Three-months Ended			Twelve-months Ended
	December 31, 2019	September 29, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$17,607	$43,092	$45,247	$142,602	$221,142
Stock option expense	12,147	10,194	9,751	45,589	41,090
Operating income (Non-GAAP)	$29,754	$53,286	$54,998	$188,191	$262,232
Percentage of revenue (Non-GAAP)	18%	29%	28%	26%	33%

Net income (GAAP)	$80,327	$41,685	$45,418	$203,865	$219,267
Stock option expense	12,147	10,194	9,751	45,589	41,090
Tax effect on stock option expense	(1,917)	(1,804)	(1,709)	(7,756)	(7,317)
Discrete tax benefit related to employee stock options	(1,925)	(569)	(88)	(6,472)	(8,488)
Net income (Non-GAAP)	$88,632	$49,506	$53,372	$235,226	$244,552
Percentage of revenue (Non-GAAP)	52%	27%	28%	32%	30%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.46	$0.24	$0.26	$1.16	$1.24
Per share impact of non-GAAP adjustments identified above	0.05	0.04	0.04	0.18	0.14
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.51	$0.28	$0.30	$1.34	$1.38

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,500	174,449	175,527	175,269	177,406

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$22,921	$47,367	$48,749	$162,994	$234,574

Income tax expense (benefit) (GAAP)	$(57,406)	$5,682	$3,331	$(40,871)	$15,307
Effective tax rate (GAAP)	(250)%	12%	7%	(25)%	7%

Tax adjustments:
Discrete tax benefit related to employee stock options	1,925	569	88	6,472	8,488
Discrete tax benefit related to Tax Act	—	—	89	—	7,788
Discrete tax expense related to migration of acquired IP	(28,528)	—	—	(28,528)	—
Discrete tax benefit related to change in tax structure	87,500	—	—	87,500	—
Other discrete tax events	602	1,327	190	1,932	1,847
Income tax expense excluding tax adjustments (Non-GAAP)	$4,093	$7,578	$3,698	$26,505	$33,430
Effective tax rate (Non-GAAP)	18%	16%	8%	16%	14%

Net income excluding tax adjustments (Non-GAAP)	$18,828	$39,789	$45,051	$136,489	$201,144
Percentage of revenue (Non-GAAP)	11%	22%	23%	19%	25%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.46	$0.24	$0.26	$1.16	$1.24
Per share impact of non-GAAP adjustments identified above	(0.35)	(0.01)	—	(0.38)	(0.11)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.11	$0.23	$0.26	$0.78	$1.13

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	175,500	174,449	175,527	175,269	177,406

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands
	December 31, 2019	December 31, 2018
Assets
Cash and investments	$845,353	$797,599
Accounts receivable	103,447	119,172
Inventories	60,261	83,282
Property, plant, and equipment	89,443	91,396
Operating lease assets	17,522	—
Goodwill and intangible assets	282,935	123,321
Deferred tax assets	449,519	28,660
Other assets	37,455	46,237

Total assets	$1,885,935	$1,289,667

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$70,065	$76,450
Deferred revenue and customer deposits	14,432	9,845
Operating lease liabilities	17,973	—
Income taxes	93,009	63,281
Deferred tax liabilities	332,344	962
Other liabilities	2,402	3,866
Shareholders' equity	1,355,710	1,135,263

Total liabilities and shareholders' equity	$1,885,935	$1,289,667

Contacts

Susan Conway
Senior Director of Investor Relations
Cognex Corporation
Phone: (508) 650-3353
Email: susan.conway@cognex.com